Exhibit 10.5

AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of February 5, 2014 (this “Amendment”), among PDL BIOPHARMA, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (such capitalized term and, unless otherwise specified, all other capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below).
WHEREAS, the Borrower, the Lenders party thereto and the Administrative Agent and the other parties named therein, are party to that certain Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified to (but not including) the date hereof, the “Credit Agreement”) pursuant to which the Lenders have made certain extensions of credit available to and on behalf of the Borrower; and
WHEREAS, the Borrower and the Required Lenders party hereto have agreed to amend the Credit Agreement, but only on the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Credit Agreement Amendments.
Section 1.1.    The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto, except that any Schedule or Exhibit to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto.
Section 2.    Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders as of the Amendment No. 1 Effective Date that this Amendment (a) is within the Borrower’s corporate or other organizational power and authority; (b) has been duly authorized by all necessary corporate or other organizational action and (c) does not and will not (i) violate the terms of any of the Borrower’s Organizational Documents, (ii) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents, (iii) violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or (iv) violate or result in a default under any loan agreement, indenture or other material agreement or instrument binding upon the Borrower or any of its Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any of its Subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder. The Borrower further represents and warrants that (a) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (or if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) on and as of Amendment No. 1 Effective Date with the same effect as though such representations and warranties had been made on and as of the Amendment No. 1 Effective Date and (b) at the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms. This Amendment does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents.
Section 3.    Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date (the “Amendment No. 1 Effective Date”) on which each of the following conditions are satisfied or waived by each applicable party:
(A)    The Administrative Agent shall have received executed signature pages to this Amendment from the Required Lenders and the Borrower;
(B)    The representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (or if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) on and as of Amendment No. 1 Effective Date with the same effect as though such representations and warranties had been made on and as of the Amendment No. 1 Effective Date;
(C)    At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and
(D)    The Borrower shall have paid or caused to be paid all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication) including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent incurred in connection with this Amendment.
Section 4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission (i.e. a “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart hereof.
Section 5.    Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 6.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 7.    Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document, and the Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and reaffirmed in all respects and shall continue in full force and effect. The Borrower ratifies and reaffirms its obligations under the Loan Documents to which it is party and the Liens granted by it pursuant to the Security Documents, which continue to secure the Secured Obligations. From and after the Amendment No. 1 Effective Date, all references to the Credit

Agreement in any Loan Document shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. In entering into this Amendment, each Lender has undertaken its own analysis and has not relied on any other Lender in making its decision to enter into this Amendment. This Amendment constitutes a Loan Document. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.03(a) of the Credit Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PDL BIOPHARMA, INC.

By:	/s/ Peter S. Garcia Name: Peter S. Garcia Title: VP and CFO

[Signature Page to Amendment No.1 to Credit Agreement]

ROYAL BANK OF CANADA,                                          as a Lender

By:     /s/ Mustafa Topiwalla
    Name: Mustafa Topiwalla
    Title: Authorized Signatory

[Signature Page to Amendment No.1 to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:     /s/ Catherine Hill
    Name: Catherine Hill
    Title: Assistant Vice President

[Signature Page to Amendment No.1 to Credit Agreement]

Acknowledged and Accepted:
ROYAL BANK OF CANADA,          as Administrative Agent

By:     /s/ Rodica Dutka
    Name: Rodica Dutka
    Title: Manager, Agency

[Signature Page to Amendment No.1 to Credit Agreement]

Exhibit A
Credit Agreement Amendments

plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“IP Collateral” has the meaning specified in the Collateral Agreement.
“IRS” means the United States Internal Revenue Service.
“Junior Financing” means, collectively, the Existing Notes, any unsecured, junior secured or subordinated Material Indebtedness incurred under Section 6.01(vii), and any Permitted Refinancing thereof.
“Lead Arranger” means RBC Capital Markets and Wells Fargo Securities, LLC, in their respective capacities as Joint Lead Arrangers and Co-Bookrunners.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Liquidity” means, on any date, the sum of all cash and other Cash Equivalents of the Loan Parties that are not subject to a Lien (except for Liens permitted under the Collateral Agreement, under Section 6.02(xiv)(A) and under clauses (a) and (f) of the definition of “Permitted Encumbrances”).
“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.
“Loan Documents” means (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Collateral Agreement, (iv) the other Security Documents, (v) solely for purposes of Article VII, the Fee Letter and (vi) each document or instrument executed in connection with this Agreement and designated by the Borrower and the Administrative Agent as a “Loan Document”.
“Loan Parties” means the Borrower and the Subsidiary Loan Parties.
“Loans” has the meaning specified in Section 2.01.
“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business, property, assets, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents or (d) a material adverse effect on the Collateral or the Liens

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terms of the applicable Third Party Loan document or documents governing the applicable
Permitted Royalty Acquisition; and
(l) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any Permitted Warrant Transaction; provided that the sole consideration paid in connection with such settlement or early termination is common stock of the Borrower and cash in lieu of fractional shares (other than, in the case of an early termination of such Permitted Warrant Transaction, pursuant to customary exceptions (substantially similar to or no more onerous on the Borrower and its Subsidiaries than such exceptions in the warrants with respect to the Existing Notes) to the right of an issuer to settle the relevant close-out amount, cancellation amount or other similar payment obligation in shares);
provided that (a) any Disposition of any property pursuant to this Section 6.05 (except pursuant to Section 6.05(b), (h) and (k) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition and (b) notwithstanding anything in this Section 6.05 to the contrary, the Borrower shall not take any action to Dispose of the Core Assets to any Person other than a Loan Party.

Section 6.06 Restricted Payments; Certain Payments of Indebtedness.
(a) The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:
(i) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; provided that if such Subsidiary is a Loan Party, then it can only make a Restricted Payment pursuant to this Section 6.06(a)(i) to another Loan Party;
(ii) the Borrower and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person; provided that in the case of any such Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;
(iii) the Borrower and each of its Subsidiaries may (A) repurchase for fair value Equity Interests held by former directors, officers, employees and consultants; (B) pay withholding or similar Taxes payable by present or former directors, officers, employees or consultants in respect of their Equity Interests and (C) repurchase Equity Interests deemed to occur upon a cashless exercise of options or warrants;
(iv) Eacheach of the Subsidiaries of the Borrower may make Restricted Payments in cash to the Borrower:
(1) the proceeds of which will be used to pay the Tax liability to the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns attributable to the income of the Borrower and/or any Subsidiary; provided that Restricted Payments made pursuant to this

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equity) from any issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower, so long as such Restricted Payment is made within 90 days of the receipt of such net cash proceeds and, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;
(vi) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into transactions expressly permitted by Sections 6.03 and 6.04;
(vii) the Borrower or any of its Subsidiaries may (1) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (2) (a) solely to the extent permitted under Section 6.06(b), honor any conversion request by a holder of convertible Indebtedness (including any payment of cash in connection withupon such conversion pursuant to the terms of such convertible Indebtedness in an amount not to exceed the sum of (x) the principal amount of such convertible Indebtedness plus (y) any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction or Permitted Warrant Transaction) and make cash payments in lieu of fractional shares in connection with any such conversion and (b) make payments in connection with a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (x) by delivery of shares of the Borrower’s common stock upon net share settlement thereof or (y) by set-off against the related Permitted Bond Hedge Transaction and payment of an early termination amount thereof in common stock upon any early termination thereof;
(viii) the Borrower or any of its Subsidiaries may make Restricted Payments in order to effectuate payments that at such time are permitted to be made pursuant to Section 6.07(iii), (v), (vi) and (vii);
(ix) the Borrower may declare and pay dividends and distributions within 60 days after the record date therefor, if at the record date, no Event of Default under Section 7.01(a), (b), (h) or (i) shall exist at the time of, or would result from, the making of such payment;
(x) the Borrower may redeem in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby; and
(xi) the Borrower may repurchase shares of its common stock in the open market or in private transactions or pay cash dividends on its common stock; provided that on the date of such repurchase or payment (i) no Default has occurred and is continuing or would result therefrom, (ii) the Total Leverage Ratio shall not be greater than 0.25 less than the Total Leverage Ratio in effect on the Effective Date, and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent,

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certifying and attaching calculations demonstrating compliance with the requirements of clause (ii) above.
(b) The Borrower will not, nor will it permit any other Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:
(i) payment of regularly scheduled or required interest and principal payments as, in the form of payment and when due in respect of any Indebtedness to the extent such payments in respect of any Junior Financing are permitted by the subordination provisions thereof;
(ii) refinancings, refundings, renewals, modifications or exchanges of Indebtedness to the extent permitted by Section 6.01;
(iii) the conversion or exchange of any Junior Financing to, or for, Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(iv) any conversion of convertible notes, and any payment in respect of a Permitted Bond Hedge Transaction and Permitted Warrant Transaction, into or comprised of common stock of the Borrower and, to the extent otherwise permitted byunder clause (a)(vii)(2v) of this Section 6.06(b), into cash; and
(v) the Borrower may make (A) any payment of cash upon the conversion of any of its convertible Indebtedness pursuant to the terms of such convertible Indebtedness and may make cash payments in lieu of fractional shares in connection with any such conversion and (B) cash or common stock conversion payments, or cash or common stock payments in connection with any exchange offer, to holders of the Existing Notes or any other Junior Financing comprised of convertible debt, and pay the present value of accrued interest on the Existing Notesthereon, in cash at the time of any such conversion thereof, in an aggregate amount not to exceed $25,000,000, so long as, in each of clauses (A) and (B), (x) noDefault under Section 7.01(a) or 7.01(b) or Event of Default shall have occurred and be continuingis continuing or shall occur as a result of any such payment, (y) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, and (z) after giving pro forma effect to each such payment, there shall be at least $15,000,000 of Liquidity.
Section 6.07 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the Borrower or any of its Subsidiaries (or an entity that becomes a Subsidiary of the Borrower as a result of the transaction); (ii) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) the payment of fees and expenses related to the Transactions; (iv) issuances of Equity Interests (and

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(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);
(g) any eventthe Borrower or any of its Subsidiaries shall fail to observe or perform any term, covenant or condition occurscontained in any Material Indebtedness that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect the Borrower, any direct or indirect parent of the Borrower, or any Material Subsidiary of the Borrower or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower and its Material Subsidiaries or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower and its Material Subsidiaries or any of them, or for a material part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against the Borrower or any of its Subsidiaries or any direct or indirect parent company of the Borrower or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such

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